Sean M. Clayton

+1 858 550 6034

sclayton@cooley.com

Exhibit 5.1

February 5, 2020

aTyr Pharma, Inc.

3545 John Hopkins Court, Suite 250

San Diego, California 92121

Ladies and Gentlemen:

We have represented aTyr Pharma, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a registration statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission, pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, covering an underwritten public offering of up to 4,870,588 shares (the “Shares”) of the Company’s common stock, par value $0.001. The Registration Statement incorporates by reference the registration statement on Form S-1 (No. 333-235951), which was declared effective on February 5, 2020 (the “Prior Registration Statement”), including the prospectus which forms a part of the Prior Registration Statement (the “Prospectus”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and the Prospectus, (b) the Company’s Certificate of Incorporation and Bylaws, each as currently in effect, and (c) originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have undertaken no independent verification with respect to such matters.  We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies and the due authorization, execution and delivery of all documents by all persons other than the Company, where due authorization, execution and delivery are a prerequisite to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued against payment therefor as described in the Registration Statement and the Prospectus, will be validly issued, fully paid and non-assessable.

Cooley LLP   4401 Eastgate Mall   San Diego, CA   92121
t: (858) 550-6000  f: (858) 550-6420  cooley.com

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Prior Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:  /s/ Sean M. Clayton

Sean M. Clayton